Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for First Quarter 2025

Pathfinder Bank’s parent company earned $0.41 per diluted share on improving operating efficiency and growth in net interest income, net interest margin, core deposits and commercial loans

OSWEGO, N.Y., April 30, 2025 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the first quarter ended March 31, 2025.

The holding company for Pathfinder Bank (“the Bank”) earned net income attributable to common shareholders of $3.0 million or $0.41 per diluted share in the first quarter of 2025, compared to $2.1 million or $0.34 per share in the first quarter of 2024. In the fourth quarter of 2024, the Company reported net income attributable to common shareholders of $3.9 million or $0.63 per share, and included a benefit of approximately $1.4 million from a gain on the sale of its insurance agency, net of taxes and transaction-related expenses.

First Quarter 2025 Highlights and Key Developments

•
Total deposits were $1.26 billion at period end, and grew by 5.0% in the first quarter and 10.3% from March 31, 2024. Core deposits also grew to 78.31% of total deposits at period end from 76.86% on December 31, 2024 and 69.17% on March 31, 2024. In addition to funding lending activity in the quarter, the Company's low-cost deposits enabled reductions in higher-cost borrowings to $44.6 million at period end, down 49.3% in the first quarter and 67.5% from March 31, 2024.
•
Total loans were $912.2 million at period end, compared to $919.0 million on December 31, 2024 and $891.5 million on March 31, 2024. Commercial loans were $542.7 million or 59.5% of total loans at period end, compared to $539.7 million on December 31, 2024 and $525.6 million on March 31, 2024.
•
Nonperforming loans declined to $13.2 million at period end, and improved by 40.1% during the first quarter and 32.7% from March 31, 2024. Nonperforming loans also declined to 1.45% of total loans at period end, and improved from 2.40% on December 31, 2024 and 2.20% on March 31, 2024.
•
Net interest income was $11.4 million, and increased $1.0 million from the linked quarter and $2.0 million from the first quarter of 2024, while net interest margin (“NIM”) expanded to 3.31% from 3.02% in the fourth quarter of 2024 and 2.75% in the year-ago period. Approximately $347,000 of net interest income and 10 basis points of NIM in the first quarter of 2025 reflected 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees.
•
Pre-tax, pre-provision (“PTPP”) net income grew to $4.2 million, and increased 26.0% from the linked quarter and 16.9% from the year-ago period. PTPP net income, which is not a financial metric under generally accepted accounting principles (“GAAP”), is a measure that the Company believes is helpful to understanding profitability without giving effect to income taxes and provision for credit losses.

•
The efficiency ratio improved to 66.84%, down from 72.01% in the linked quarter and 68.29% in the year-ago period. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.

“Pathfinder’s solid first quarter results reflect the strength of our balance sheet and our growing core deposit franchise. Our continued focus on disciplined loan and deposit pricing has helped expand net interest margin in a challenging economic environment while our efforts toward optimizing non-interest expenses have improved our efficiency measures,” said President and Chief Executive Officer James A. Dowd. “We remain deeply committed to strengthening our proactive credit risk management practices and view our current efforts as the beginning of a sustained, long-term strategy to enhance the quality of our loan portfolio.”

Dowd added, “Our strong results this year and the close relationships we’ve built with businesses and neighbors throughout Central New York give us good reason to feel optimistic. Major investments in our region’s growing tech sector are creating new opportunities, and we’re proud to be part of that momentum. At the same time, we’re staying close to our customers and keeping a careful eye on how recent economic changes and national policy decisions are affecting families and local businesses across our communities.”

Net Interest Income and Net Interest Margin

First quarter 2025 net interest income was $11.4 million, an increase of $1.0 million, or 10.0%, from the fourth quarter of 2024. A decrease in interest and dividend income of $85,000 from the linked quarter was primarily attributed to average yield decreases of 43 basis points on tax-exempt investment securities and 25 basis points on taxable investment securities, partially offset by a 10 basis points increase in the average yield on loans that included 15 basis points from 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees. The corresponding decreases in income from tax-exempt and taxable investment securities from the linked quarter were $43,000 and $198,000, respectively. The increase in interest from loans of $149,000 from the prior quarter reflected a benefit of approximately $347,000, including $247,000 of 2024 interest recovered from loans removed from nonaccrual status and $100,000 of first quarter 2025 prepayment fees.

A decrease in interest expense of $1.1 million from the linked quarter was primarily attributed to average cost decreases of 36 basis points for interest-bearing deposits and 143 basis points for borrowings. The corresponding decreases in deposits and borrowings expense from the linked quarter were $878,000 and $226,000, respectively. These reductions reflect continued changes in the Bank’s funding mix, including growing core deposits, as well as deliberate deposit pricing adjustments and significant reductions in borrowings.

Net interest margin was 3.31% in the first quarter of 2025 compared to 3.02% in the linked quarter. The increase reflected significant reductions in deposit and borrowing costs, as well as a benefit of 10 basis points from 2024 recovered interest and first quarter 2025 prepayment fees.

Noninterest Income

First quarter 2025 noninterest income totaled $1.2 million and no longer includes contributions from the insurance agency business sold in October 2024. Linked quarter noninterest income totaled $4.9 million, including $3.2 million in non-recurring pre-tax gains and revenues associated with the sale of the Company's insurance agency in 2024. First quarter 2024 noninterest income totaled $1.7 million, including $397,000 in insurance revenue.

Compared to the linked quarter, first quarter 2025 noninterest income reflected a reduction of $264,000 in debit card interchange fees driven by $158,000 of non-recurring catch up expenses and seasonal reductions estimated at $100,000, as well as decreases of $31,000 in service charges on deposit accounts and $7,000 in earnings and gain on bank owned life insurance (“BOLI”). Compared to the linked quarter, first quarter 2025 noninterest income also reflected increases of $52,000 in net realized gains on sales of marketable equity securities and $26,000 in gains on sales of loans and foreclosed real estate, as well as a decrease of $257,000 in net realized gains on sales and redemptions of investment securities.

Compared to the year-ago period, first quarter 2025 noninterest income included increases of $65,000 in service charges on deposit accounts, $13,000 in loan servicing fees, and $5,000 in earnings and gain on BOLI, as well as a decline of $118,000 in debit card interchange fees driven by $158,000 of non-recurring catch up expenses related to prior periods. Noninterest income growth from the year-ago quarter also reflected a $140,000 decrease in net realized losses on sales and redemptions of investment securities and increases of $110,000 in net realized gains on sales of marketable equity securities and $47,000 in gains on sales of loans and foreclosed real estate.

Noninterest Expense

Noninterest expense totaled $8.4 million in the first quarter of 2025 and no longer includes costs for the insurance agency business sold in October 2024. Noninterest expense was $8.5 million in the linked quarter and $7.7 million in the year-ago period, including expenses associated with the insurance agency of $456,000 and $285,000, respectively.

Salaries and benefits were $4.5 million in the first quarter of 2025, increasing $327,000 from the linked quarter and $121,000 from the year-ago period. The increase from the linked quarter reflected a $174,000 increase in stock-based compensation and a $96,000 increase in payroll tax. The increase from the first quarter of 2024 was primarily attributed to a $95,000 increase in stock-based compensation and $123,000 in other salary and benefits expenses associated with personnel in the East Syracuse branch acquired in July 2024.

Building and occupancy was $1.3 million in the first quarter of 2025, increasing $93,000 and $531,000 from the linked and year-ago quarters, respectively. The increase from the linked quarter reflected an $89,000 seasonal increase in utilities and snow removal expenses. The increase from the first quarter of last year was primarily due to ongoing facilities-related costs associated with operating the East Syracuse branch acquired in July 2024.

Data processing expense was $666,000 in the first quarter of 2025, decreasing $55,000 from the linked quarter and increasing $138,000 from the year-ago period. The decrease from the fourth quarter of 2024 was primarily attributed to a $42,000 ATM processing expense for new customer card issuances. The increase from the first quarter of 2024 was primarily attributed to the ongoing operations of the East Syracuse branch acquired in July 2024.

Annualized noninterest expense represented 2.33% of average assets in the first quarter of 2025, compared to 2.33% and 2.16% in the linked and year-ago periods, including costs associated with transactions of the divested insurance agency business. The efficiency ratio was 66.84% in the first quarter of 2025, compared to 72.01% and 68.29% in the linked and year-ago periods. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.

Net Income

For the first quarter of 2025, net income attributable to common shareholders was $3.0 million, or $0.48 per basic share and $0.41 per diluted share. The difference between basic and diluted earnings per share reflects the accounting impact of restricted stock units granted to senior executive officers during the period under the 2024 Equity Incentive Plan, which was approved by shareholders at the 2024 annual meeting. Linked quarter net income was $3.9 million, including a net benefit of approximately $1.4 million from the gain on the sale of its insurance agency, or $0.63 per basic and diluted share. First quarter 2024 net income totaled $2.2 million or $0.34 per basic and diluted share.

Statement of Financial Condition

As of March 31, 2025, the Company’s statement of financial condition reflects total assets of $1.50 billion, compared to $1.47 billion and $1.45 billion recorded on December 31, 2024 and March 31, 2024, respectively.

Loans totaled $912.2 million on March 31, 2025, decreasing 0.7% during the first quarter and increasing 2.3% from one year prior. Consumer and residential loans totaled $371.0 million on March 31, 2025, decreasing 2.6% during the first quarter and increasing 1.2% from one year prior. Commercial loans totaled $542.7 million on March 31, 2025, increasing 0.6% during the first quarter and 3.3% from one year prior.

With respect to liabilities, deposits totaled $1.26 billion on March 31, 2025, increasing 5.0% during the first quarter and 10.3% from one year prior. The Company also utilized its lower cost liquidity to reduce total borrowings, which were $44.6 million on March 31, 2025 as compared to $88.1 million on December 31 and $137.4 million on March 31, 2024.

Shareholders' equity totaled $124.9 million on March 31, 2025, increasing $3.4 million or 2.8% in the first quarter and increasing $3.1 million or 2.5% from one year prior. Compared to the prior quarter, the first quarter 2025 increase primarily reflects a $2.3 million increase in retained earnings, a $712,000 decrease in accumulated other comprehensive loss (“AOCL”), and a $353,000 increase in additional paid in capital. The noncontrolling interest, previously included in equity on the Statements of Financial Condition, was eliminated in October 2024 upon the sale of the Company's 51% ownership interest in the insurance agency.

Asset Quality

The Company's asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

Nonperforming loans were $13.2 million or 1.45% of total loans on March 31, 2025, improving from $22.1 million or 2.40% of total loans on December 31, 2024 and $19.7 million or 2.20% of total loans on March 31, 2024.

Net charge offs (“NCOs”) after recoveries were $340,000 or an annualized 0.15% of average loans in the first quarter of 2025, with gross charge offs for consumer loans, purchased loan pools, and commercial loans offsetting recoveries in each of these categories. NCOs were $1.0 million or an annualized 0.44% of average loans in the linked quarter and $30,000 or 0.01% in the prior year period.

Provision for credit loss expense was $457,000 in the first quarter of 2025 reflecting lower levels of nonperforming loans and NCOs in the period and qualitative factors in the Company’s reserve model. The provision was $988,000 and $726,000 in the linked and year-ago quarters, respectively.

The Company believes it is sufficiently collateralized and reserved, with an Allowance for Credit Losses (“ACL”) of $17.4 million on March 31, 2025, compared to $17.2 million on December 31, 2024 and $16.7 million on March 31, 2024. As a percentage of total loans, ACL represented 1.91% on March 31, 2025, 1.88% on December 31, 2024, and 1.87% on March 31, 2024.

Liquidity

The Company has diligently ensured a strong liquidity profile as of March 31, 2025 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.26 billion on March 31, 2025, $1.20 billion on December 31, 2024, and $1.15 billion on March 31, 2024. Core deposits represented 78.31% of total deposits on March 31, 2025, 76.86% on December 31, 2024, and 69.17% on March 31, 2024. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

At the end of the current quarter, Pathfinder Bancorp had an available additional funding capacity of $133.3 million with the Federal Home Loan Bank of New York, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $46.6 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On March 31, 2025, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by April 18, 2025 will be eligible for the dividend, which is scheduled for disbursement on May 9, 2025. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of March 31, 2025 stood at $16.44 per share. This positions the annualized dividend yield at 2.43%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the commercial bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches averaging over $100 million in deposits per location, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. At March 31, 2025, the Oswego-headquartered Company had assets of $1.50 billion, loans of $912.2 million, and deposits of $1.26 billion. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025	2024
SELECTED BALANCE SHEET DATA:	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS:
Cash and due from banks	$18,606	$13,963	$18,923	$12,022	$13,565
Interest-earning deposits	32,862	17,609	16,401	19,797	15,658
Total cash and cash equivalents	51,468	31,572	35,324	31,819	29,223
Available-for-sale securities, at fair value	284,051	269,331	271,977	274,977	279,012
Held-to-maturity securities, at amortized cost	155,704	158,683	161,385	166,271	172,648
Marketable equity securities, at fair value	4,401	4,076	3,872	3,793	3,342
Federal Home Loan Bank stock, at cost	2,906	4,590	5,401	8,702	7,031
Loans	912,150	918,986	921,660	888,263	891,531
Less: Allowance for credit losses	17,407	17,243	17,274	16,892	16,655
Loans receivable, net	894,743	901,743	904,386	871,371	874,876
Premises and equipment, net	19,233	19,009	18,989	18,878	18,332
Assets held-for-sale	-	-	-	3,042	3,042
Operating lease right-of-use assets	1,356	1,391	1,425	1,459	1,493
Finance lease right-of-use assets	16,478	16,676	16,873	4,004	4,038
Accrued interest receivable	6,748	6,881	6,806	7,076	7,170
Foreclosed real estate	-	-	-	60	82
Intangible assets, net	5,832	5,989	6,217	76	80
Goodwill	5,056	5,056	5,752	4,536	4,536
Bank owned life insurance	24,889	24,727	24,560	24,967	24,799
Other assets	22,472	25,150	20,159	25,180	23,968
Total assets	$1,495,337	$1,474,874	$1,483,126	$1,446,211	$1,453,672

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$1,061,166	$990,805	$986,103	$932,132	$969,692
Noninterest-bearing deposits	203,314	213,719	210,110	169,145	176,421
Total deposits	1,264,480	1,204,524	1,196,213	1,101,277	1,146,113
Short-term borrowings	27,000	61,000	60,315	127,577	91,577
Long-term borrowings	17,628	27,068	39,769	45,869	45,869
Subordinated debt	30,156	30,107	30,057	30,008	29,961
Accrued interest payable	844	546	236	2,092	1,963
Operating lease liabilities	1,560	1,591	1,621	1,652	1,682
Finance lease liabilities	16,655	16,745	16,829	4,359	4,370
Other liabilities	12,118	11,810	16,986	9,203	9,505
Total liabilities	1,370,441	1,353,391	1,362,026	1,322,037	1,331,040
Shareholders' equity:
Voting common stock shares issued and outstanding	4,761,182	4,745,366	4,719,788	4,719,788	4,719,788
Voting common stock	48	47	47	47	47
Non-Voting common stock	14	14	14	14	14
Additional paid in capital	53,103	52,750	53,231	53,182	53,151
Retained earnings	80,163	77,816	73,670	78,936	77,558
Accumulated other comprehensive loss	(8,432)	(9,144)	(6,716)	(8,786)	(8,862)
Unearned ESOP shares	-	-	-	(45)	(90)
Total Pathfinder Bancorp, Inc. shareholders' equity	124,896	121,483	120,246	123,348	121,818
Noncontrolling interest	-	-	854	826	814
Total equity	124,896	121,483	121,100	124,174	122,632
Total liabilities and shareholders' equity	$1,495,337	$1,474,874	$1,483,126	$1,446,211	$1,453,672

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2025	2024
SELECTED INCOME STATEMENT DATA:	Q1	Q4	Q3	Q2	Q1
Interest and dividend income:
Loans, including fees	$13,672	$13,523	$14,425	$12,489	$12,268
Debt securities:
Taxable	5,185	5,312	5,664	5,736	5,607
Tax-exempt	402	445	469	498	508
Dividends	93	164	149	178	129
Federal funds sold and interest-earning deposits	89	82	492	121	98
Total interest and dividend income	19,441	19,526	21,199	19,022	18,610
Interest expense:
Interest on deposits	6,945	7,823	7,633	7,626	7,411
Interest on short-term borrowings	545	700	1,136	1,226	1,114
Interest on long-term borrowings	65	136	202	201	194
Interest on subordinated debt	475	490	496	489	491
Total interest expense	8,030	9,149	9,467	9,542	9,210
Net interest income	11,411	10,377	11,732	9,480	9,400
Provision for (benefit from) credit losses:
Loans	504	988	9,104	304	710
Held-to-maturity securities	-	(5)	(31)	(74)	15
Unfunded commitments	(47)	5	(104)	60	1
Total provision for credit losses	457	988	8,969	290	726
Net interest income after provision for credit losses	10,954	9,389	2,763	9,190	8,674
Noninterest income:
Service charges on deposit accounts	374	405	392	330	309
Earnings and gain on bank owned life insurance	162	169	361	167	157
Loan servicing fees	101	96	79	112	88
Net realized (losses) gains on sales and redemptions of investment securities	(8)	249	(188)	16	(148)
Gain on asset sale 1 & 2	-	3,169	-	-	-
Net realized gains (losses) on sales of marketable equity securities	218	166	62	(139)	108
Gains on sales of loans and foreclosed real estate	65	39	90	40	18
Loss on sale of premises and equipment	-	-	(36)	-	-
Debit card interchange fees	1	265	300	191	119
Insurance agency revenue [1]	-	49	367	260	397
Other charges, commissions & fees	284	299	280	234	689
Total noninterest income	1,197	4,906	1,707	1,211	1,737
Noninterest expense:
Salaries and employee benefits	4,450	4,123	4,959	4,399	4,329
Building and occupancy	1,347	1,254	1,134	914	816
Data processing	666	721	672	550	528
Professional and other services	606	608	1,820	696	562
Advertising	141	218	165	116	105
FDIC assessments	229	231	228	228	229
Audits and exams	114	123	123	123	170
Insurance agency expense [1]	-	456	308	232	285
Community service activities	11	19	20	39	52
Foreclosed real estate expenses	21	20	27	30	25
Other expenses	691	771	803	581	605
Total noninterest expense	8,433	8,544	10,259	7,908	7,706
Income (loss) before provision for income taxes	3,718	5,751	(5,789)	2,493	2,705
Provision (benefit) for income taxes	744	492	(1,173)	481	532
Net income (loss) attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	2,974	5,259	(4,616)	2,012	2,173
Net income attributable to noncontrolling interest [1]	-	1,352	28	12	53
Net income (loss) attributable to Pathfinder Bancorp Inc.	$2,974	$3,907	$(4,644)	$2,000	$2,120
Voting Earnings per common share - basic	$0.48	$0.63	$(0.75)	$0.32	$0.34
Voting Earnings per common share - diluted	$0.41	$0.63	$(0.75)	$0.32	$0.34
Series A Non-Voting Earnings per common share- basic	$0.48	$0.63	$(0.75)	$0.32	$0.34
Series A Non-Voting Earnings per common share- diluted	$0.41	$0.63	$(0.75)	$0.32	$0.34
Dividends per common share (Voting and Series A Non-Voting)	$0.10	$0.10	$0.10	$0.10	$0.10

1 Although the Company owned 51% of its membership interest in FitzGibbons Agency, LLC (“Agency”) the Company is required to consolidate 100% of the Agency within the consolidated financial statements. The Company sold its 51% membership interest in the Agency in October 2024.

2 The $3,169,000 consolidated gain on asset sale equals $1,616,000 associated with the Company’s 51% interest in the Agency plus $1,553,000 associated with the 49% noncontrolling interest.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2025	2024
FINANCIAL HIGHLIGHTS:	Q1	Q4	Q3	Q2	Q1
Selected Ratios:
Return on average assets	0.81%	1.07%	-1.25%	0.56%	0.59%
Return on average common equity	9.64%	12.85%	-14.79%	6.49%	7.01%
Return on average equity	9.64%	12.85%	-14.79%	6.49%	7.01%
Return on average tangible common equity [1]	10.52%	14.17%	-15.28%	6.78%	7.32%
Net interest margin	3.31%	3.02%	3.34%	2.78%	2.75%
Loans / deposits	72.14%	76.29%	77.05%	80.66%	77.79%
Core deposits/deposits [2]	78.31%	76.86%	77.45%	67.98%	69.17%
Annualized non-interest expense / average assets	2.33%	2.33%	2.75%	2.19%	2.16%
Commercial real estate / risk-based capital [3]	182.62%	186.73%	189.47%	169.73%	163.93%
Efficiency ratio [1]	66.84%	72.01%	75.28%	74.08%	68.29%

Other Selected Data:
Average yield on loans	5.97%	5.87%	6.31%	5.64%	5.48%
Average cost of interest bearing deposits	2.76%	3.12%	3.11%	3.21%	3.07%
Average cost of total deposits, including non-interest bearing	2.29%	2.59%	2.59%	2.72%	2.61%
Deposits/branch [4]	$105,373	$100,377	$99,684	$100,116	$104,192
Pre-tax, pre-provision net income [1]	$4,183	$3,321	$3,368	$2,767	$3,579
Total revenue [1]	$12,616	$11,865	$13,627	$10,675	$11,285

Share and Per Share Data:
Cash dividends per share	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$20.33	$19.83	$19.71	$20.22	$19.97
Tangible book value per common share [1]	$18.56	$18.03	$17.75	$19.46	$19.21
Basic and diluted weighted average shares outstanding - Voting	4,749	4,733	4,714	4,708	4,701
Basic earnings per share - Voting [5]	$0.48	$0.63	$(0.75)	$0.32	$0.34
Diluted earnings per share - Voting [5]	$0.41	$0.63	$(0.75)	$0.32	$0.34
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [5]	$0.48	$0.63	$(0.75)	$0.32	$0.34
Diluted earnings per share - Series A Non-Voting [5]	$0.41	$0.63	$(0.75)	$0.32	$0.34
Common shares outstanding at period end	6,144	6,126	6,100	6,100	6,100

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.68%	7.54%	7.36%	8.24%	8.09%
Company Total Core Capital (to Risk-Weighted Assets)	15.89%	15.66%	15.55%	16.19%	16.23%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.24%	12.00%	11.84%	12.31%	12.33%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.75%	11.51%	11.33%	11.83%	11.85%
Company Tier 1 Capital (to Assets)	8.82%	8.64%	8.29%	9.16%	9.16%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.86%	14.65%	14.52%	16.04%	15.65%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.61%	13.40%	13.26%	14.79%	14.39%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.61%	13.40%	13.26%	14.79%	14.39%
Bank Tier 1 Capital (to Assets)	9.80%	9.64%	9.13%	10.30%	10.13%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Includes 11 full-service branches and one motor bank for December 31 and September 30, 2024, respectively. Includes 10 full-service branches and one motor bank for all periods prior.

5 Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2025	2024
ASSET QUALITY:	Q1	Q4	Q3	Q2	Q1
Total loan charge-offs	$508	$1,191	$8,812	$112	$68
Total recoveries	168	171	90	46	38
Net loan charge-offs	340	1,020	8,722	66	30
Allowance for credit losses at period end	17,407	17,243	17,274	16,892	16,655
Nonperforming loans at period end	13,232	22,084	16,170	24,490	19,652
Nonperforming assets at period end	$13,232	$22,084	$16,170	$24,550	$19,734
Annualized net loan charge-offs to average loans	0.15%	0.44%	3.82%	0.03%	0.01%
Allowance for credit losses to period end loans	1.91%	1.88%	1.87%	1.90%	1.87%
Allowance for credit losses to nonperforming loans	131.55%	78.08%	106.83%	68.98%	84.75%
Nonperforming loans to period end loans	1.45%	2.40%	1.75%	2.76%	2.20%
Nonperforming assets to period end assets	0.88%	1.50%	1.09%	1.70%	1.36%

	2025	2024
LOAN COMPOSITION:	March 31,	December 31,	September 30,	June 30,	March 31,
1-4 family first-lien residential mortgages	$243,854	$251,373	$255,235	$250,106	$252,026
Residential construction	3,162	4,864	4,077	309	1,689
Commercial real estate	381,479	377,619	378,805	370,361	363,467
Commercial lines of credit	65,074	67,602	64,672	62,711	67,416
Other commercial and industrial	91,644	89,800	88,247	90,813	91,178
Paycheck protection program loans	96	113	125	136	147
Tax exempt commercial loans	4,446	4,544	2,658	3,228	3,374
Home equity and junior liens	52,315	51,948	52,709	35,821	35,723
Other consumer	71,681	72,710	76,703	75,195	77,106
Subtotal loans	913,751	920,573	923,231	888,680	892,126
Deferred loan fees	(1,601)	(1,587)	(1,571)	(417)	(595)
Total loans	$912,150	$918,986	$921,660	$888,263	$891,531

	2025	2024
DEPOSIT COMPOSITION:	March 31,	December 31,	September 30,	June 30,	March 31,
Savings accounts	$129,898	$128,753	$129,053	$106,048	$111,465
Time accounts	349,673	360,716	352,729	368,262	378,103
Time accounts in excess of $250,000	149,922	142,473	140,181	117,021	114,514
Money management accounts	10,774	11,583	11,520	12,154	11,676
MMDA accounts	306,281	239,016	250,007	193,915	215,101
Demand deposit interest-bearing	109,941	101,080	97,344	128,168	134,196
Demand deposit noninterest-bearing	203,314	213,719	210,110	169,145	176,434
Mortgage escrow funds	4,677	7,184	5,269	6,564	4,624
Total deposits	$1,264,480	$1,204,524	$1,196,213	$1,101,277	$1,146,113

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2025	2024
SELECTED AVERAGE BALANCES:	Q1	Q4	Q1
Interest-earning assets:
Loans	$916,207	$920,855	$895,335
Taxable investment securities	416,558	412,048	431,114
Tax-exempt investment securities	34,475	34,918	29,171
Fed funds sold and interest-earning deposits	12,939	5,115	13,873
Total interest-earning assets	1,380,179	1,372,936	1,369,493
Noninterest-earning assets:
Other assets	114,882	112,654	94,677
Allowance for credit losses	(17,413)	(17,145)	(16,081)
Net unrealized losses on available-for-sale securities	(9,947)	(8,534)	(11,187)
Total assets	$1,467,701	$1,459,911	$1,436,902
Interest-bearing liabilities:
NOW accounts	$111,643	$102,862	$99,688
Money management accounts	10,906	11,371	11,653
MMDA accounts	256,186	257,429	213,897
Savings and club accounts	129,769	128,169	112,719
Time deposits	498,963	504,009	524,368
Subordinated loans	30,123	30,076	29,930
Borrowings	70,575	68,391	137,882
Total interest-bearing liabilities	1,108,165	1,102,307	1,130,137
Noninterest-bearing liabilities:
Demand deposits	206,137	206,521	169,748
Other liabilities	29,961	29,494	15,986
Total liabilities	1,344,263	1,338,322	1,315,871
Shareholders' equity	123,438	121,589	121,031
Total liabilities & shareholders' equity	$1,467,701	$1,459,911	$1,436,902

	2025	2024
SELECTED AVERAGE YIELDS:	Q1	Q4	Q1
Interest-earning assets:
Loans	5.97%	5.87%	5.48%
Taxable investment securities	5.07%	5.32%	5.32%
Tax-exempt investment securities	4.66%	5.10%	6.97%
Fed funds sold and interest-earning deposits	2.75%	6.41%	2.83%
Total interest-earning assets	5.63%	5.69%	5.44%
Interest-bearing liabilities:
NOW accounts	1.07%	1.19%	1.06%
Money management accounts	0.11%	0.11%	0.10%
MMDA accounts	3.06%	3.23%	3.61%
Savings and club accounts	0.25%	0.26%	0.26%
Time deposits	3.69%	4.25%	3.92%
Subordinated loans	6.31%	6.52%	6.56%
Borrowings	3.46%	4.89%	3.79%
Total interest-bearing liabilities	2.90%	3.32%	3.26%
Net interest rate spread	2.73%	2.37%	2.18%
Net interest margin	3.31%	3.02%	2.75%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.55%	124.55%	121.18%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	2025	2024
NON-GAAP RECONCILIATIONS:	Q1	Q4	Q3	Q2	Q1
Tangible book value per common share:
Total equity	$124,896	$121,483	$120,246	$123,348	$121,818
Intangible assets	(10,888)	(11,045)	(11,969)	(4,612)	(4,616)
Tangible common equity (non-GAAP)	114,008	110,438	108,277	118,736	117,202
Common shares outstanding	6,144	6,126	6,100	6,100	6,100
Tangible book value per common share (non-GAAP)	$18.56	$18.03	$17.75	$19.46	$19.21
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)	$114,008	$110,438	$108,277	$118,736	$117,202
Tangible assets	1,484,449	1,463,829	1,471,157	1,441,599	1,449,056
Tangible common equity to tangible assets ratio (non-GAAP)	7.68%	7.54%	7.36%	8.24%	8.09%
Return on average tangible common equity:
Average shareholders' equity	$123,438	$121,589	$125,626	$123,211	$121,031
Average intangible assets	10,991	11,907	4,691	4,614	4,619
Average tangible equity (non-GAAP)	112,447	109,682	120,935	118,597	116,412
Net income (loss)	2,974	3,907	(4,644)	2,000	2,120
Net income (loss), annualized	$11,831	$15,543	$(18,475)	$8,044	$8,527
Return on average tangible common equity (non-GAAP) [1]	10.52%	14.17%	-15.28%	6.78%	7.32%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$11,411	$10,377	$11,732	$9,480	$9,400
Total noninterest income	1,197	4,906	1,707	1,211	1,737
Net realized (gains) losses on sales and redemptions of investment securities	(8)	249	(188)	16	(148)
Gain on asset sale	-	3,169	-	-	-
Revenue (non-GAAP) [2]	12,616	11,865	13,627	10,675	11,285
Total non-interest expense	8,433	8,544	10,259	7,908	7,706
Pre-tax, pre-provision net income (non-GAAP) [3]	$4,183	$3,321	$3,368	$2,767	$3,579
Efficiency ratio (non-GAAP) [4]	66.84%	72.01%	75.28%	74.08%	68.29%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

2 Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities and gain on sale of insurance agency

3 Pre-tax, pre-provision net income equals revenue less total non-interest expense

4 Efficiency ratio equals noninterest expense divided by revenue

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.